Exhibit 99.1

Investor Contact

Alex Wellins or Jennifer Jarman

The Blueshirt Group

415-217-7722

LookSmart Revises Guidance for Fourth Quarter 2004

SAN FRANCISCO, January 13, 2005 – LookSmart (Nasdaq: LOOK, ASX: LOK), an Internet search company, announced today that is has revised its guidance for revenue from continuing operations for the fourth quarter of 2004 to $16.5-$17 million from the previously issued guidance of $18-20 million. It has also revised guidance for fourth quarter adjusted net loss to approximately $1.4-$1.7 million from the original figure of less than $1 million. For the full year, the Company now expects to report revenue from continuing operations of $77.0-$77.5 million, revised from its prior guidance of $78.5-$80.5 million, both excluding $6.0 million for discontinued international operations. Adjusted net loss guidance for 2004 has been revised to $9.8-$10.1 million from less than $9.4 million, both including restructuring charges of approximately $4.2 million.

LookSmart’s Chief Executive Officer, David B. Hills, who joined the Company on October 26, 2004, said, “The company did not sufficiently deploy sales resources against new advertisers to achieve the projections issued in late October. We have adjusted our deployment and in a separate release, will announce the appointment of two new senior managers tasked to drive our business.”

Adjusted net loss is equal to GAAP net loss excluding compensation expense from variable stock options. Adjusted net loss is not in accordance with, or an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies.

Mr. Hills and LookSmart’s Chief Financial Officer, Bill Lonergan, will discuss the Company’s fourth quarter and full year results in a conference call on January 27, 2005 at 5:00 p.m. ET (9:00 a.m. Australian ET, January 28, 2005). To listen to the call from the U.S., dial 1-800-218-0204; from Australia, dial 1-800-730-220. A replay of the call will be available until Monday, January 31, 2005, 11:59 p.m. PT. To access the replay from the U.S., dial 1-800-405-2236 and enter passcode 11020066#; from outside the U.S., dial 1-303-590-3000 and enter passcode 11020066#.. The call will also be webcast and can be accessed on the investor relations section of the LookSmart website at www.looksmart.com

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our projected revenue from continuing operations, losses, other financial results, industry projections or other characterizations of future events or circumstances. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may have unexpected increases in costs and expenses, changes in accounting treatment, or other events that alter the forward looking statements contained in this release. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

About LookSmart

LookSmart is a leader in commercial search services and a developer of innovative web search solutions. The Company provides consumers with relevant search results through a distribution network that includes Lycos, CNET, InfoSpace (Excite, MetaCrawler, Webcrawler), Cox Interactive, Apple’s Sherlock, U.C. Berkeley and LookSmart.com, while delivering high performance sales leads at a reasonable price to online businesses. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com.